August 24, 2005



Mail Stop 4561

By U.S. Mail

Joachim Brown
President and Chief Executive Officer
First Ottawa Bancshares, Inc.
701 LaSalle Street
Ottawa, IL 61350

	Re:	First Ottawa Bancshares, Inc.
		Form 10-K for the year ended December 31, 2004
		File No. 0-30495

Dear Mr. Brown:

	We have completed our review of your Form 10-K and have no further comments at this time.




Sincerely,



Paul Cline
             				    Senior Accountant
Arthur L. Freeman
1st Independence Financial Group, Inc.
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